Exhibit 10.10

December 22, 2014

Willie L. Brown, Jr.

Re:	Board of Directors of Global Blood Therapeutics, Inc.

Dear Willie:

Global Blood Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to you to serve as a member of the Board of Directors of the Company (the “Board”). Your appointment as a director will become effective on January 1, 2015 (the “Start Date”).

You will be entitled to be paid an annual cash retainer of $25,000 during your service on the Board, which will be payable quarterly in arrears and pro-rated for any partial year served. In addition, the Company will request that the Board approve the grant to you of a stock option (or at your request a restricted stock grant on the same terms as the Option) to purchase 75,000 shares of common stock of the Company. The shares of common stock underlying the Initial Option will vest over a four-year period from the Start Date in equal quarterly installments, with a one-year cliff for the first 25% of the shares, subject to certain requirements, including your continued provision of services to the Company on each such vesting date. In all respects, the Options will be governed by the Company’s 2012 Stock Option and Grant Plan (the “Plan”) and a Non-Qualified Stock Option Agreement to be entered into between you and the Company pursuant to the Plan.

It is understood that you will serve at the pleasure of the Company and that either you or the Company may terminate your directorship at any time and for any reason without prior notice and without additional compensation to you. The Company will reimburse you for reasonable and necessary travel expenses incurred by you in furtherance of the Company’s business pursuant to Company policy. You will be solely responsible for payment of all governmental charges and taxes arising from your service to the Company as a director.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as a director of the Company.

This agreement shall be governed and construed in accordance with the Delaware General Corporation Law as to all matters within the scope thereof, and as to all other matters in accordance with the laws of the State of California.

400 East Jamie Court • Suite 101 • South San Francisco, CA 94080 • t (650) 741-770 f (650) 741-7701

www.globalbloodtx.com

Please indicate your acceptance of this offer to serve as a director of the Company by signing and dating the enclosed copy of this letter and returning it to the Company. We look forward to your joining the Board.

Very truly yours.

/s/ Ted W. Love
Ted W. Love, M.D.
Chief Executive Officer

Accepted and Agreed:

/s/ Willie L. Brown, Jr.
Willie L. Brown, Jr.

Date: